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                                                                     EXHIBIT 5.1


                        WILSON SONSINI GOODRICH & ROSATI
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

                                October 16, 2000


Sun Microsystems, Inc.
901 San Antonio Road
Palo Alto, CA  94303

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to Sun Microsystems, Inc., a Delaware corporation (the "Company" or "You") and have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about October 16, 2000 in connection with the registration under the Securities Act of 1933, as amended, of 200,000 additional shares of your Common Stock, par value $0.00067 per share (the "Shares"), reserved for issuance under the Equity Compensation Acquisition Plan (the "Plan").

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings to be taken in connection with the sale and issuance of said Shares under the Plan. It is our opinion that the additional Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                      Sincerely,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation


                                      /s/ WILSON SONSINI GOODRICH & ROSATI